EXHIBIT 99.1


Date:             January 14, 1998

Contact:          Robert W. MacDonald, Chairman and CEO
                  Life USA Holding, Inc.
                  (612) 591-5201

                  Michael T. Westermeyer, Vice President
                  Allianz Life Insurance Company of North America
                  (612) 347-6596

FOR IMMEDIATE RELEASE

ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA TO ACQUIRE MINORITY INTEREST IN LIFE USA HOLDING, INC.

         MINNEAPOLIS, Jan. 14--In a joint announcement, Allianz Life Insurance Company of North America (Allianz Life) and Life USA Holding, Inc. (Life USA) disclosed that the two companies have entered into a definitive agreement under which Allianz Life will acquire up to 35 percent of the outstanding common stock of Life USA, and that the marketing agreement between the two companies will be extended to Dec. 31, 2000.

         Allianz Life will acquire its interest in Life USA as a result of three specific actions. Over the next five years, Allianz Life will purchase $100 million of newly issued Life USA common stock in increments of $20 million annually. The price at which Allianz Life will purchase the stock will be at 250 percent of the Life USA per share book value (excluding Statement of Financial Accounting Standard 115), at the time the stock is issued. The book value of Life USA stock as of Sept. 30, 1997 was $8.98 per share.

         Allianz Life will convert the $30 million debenture it purchased from Life USA in 1995. In order to complete the conversion, Life USA will issue Allianz Life 2.43 million shares of common stock at a conversion price of $12.34 per share. The conversion price represents a 79 percent premium over the market price of Life USA stock when the debenture was announced. There will be no per share earnings dilution for Life USA, as a result of the conversion of the debenture,

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because GAAP accounting has required the inclusion of a like number of shares in the calculation of fully diluted earnings per share, since the issuance of the debenture. With the conversion of the debenture, Allianz Life will exercise its preemptive rights and purchase 239,165 additional shares at $12.36 per share.

         Allianz Life will, as part of this agreement, purchase 925,000 shares from some members of Life USA management at $16.44 per share. In addition, Allianz Life may acquire an additional 1,604,104 shares of Life USA stock in open market purchases over the next year. As part of the agreement, Allianz Life has the right to initially nominate two individuals to the Life USA board of directors, and additional directors may be nominated proportional to Allianz Life's percentage ownership.

         As part of the transaction, Allianz Life will also increase its participation, either as a direct writer or reinsurer, from 25 percent to 37.5 percent of the life and annuity business produced by Life USA.

         In commenting on the agreement, Robert W. MacDonald, chairman and CEO of Life USA, said, "This is an exceptional agreement for all concerned. Allianz Life and Life USA shareholders, agents, employees and policyholders will all benefit from the transaction. First and foremost, the assured future access to $100 million of capital, under attractive terms, gives Life USA the unique opportunity to efficiently plan and support the future growth of the company. Also, an extended and enhanced relationship with Allianz Life gives Life USA additional credibility to expand our distribution system and take advantage of marketing opportunities. For 10 years, Allianz Life has played an instrumental part in the growth and success of Life USA. We are complimented that Allianz Life would both seek to extend, and expand, its association with Life USA."

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         Lowell C. Anderson, chairman and CEO of Allianz Life Insurance Company of North America, commented, "The relationship with Life USA has been an important part of our success over the past decade. We are pleased to take action to assure that the Allianz Life and Life USA alliance will continue well into the future. The equity investment in Life USA expands Allianz Life's participation in the life and annuity business written for Allianz Life by Life USA, as well as in the overall success of Life USA. We believe the new arrangement will provide even greater benefits to both companies."

         An innovative part of the agreement is that the $100 million of capital provided to Life USA by Allianz Life is in essence a "line of equity," in that it allows Life USA to "draw down" the capital over time, at a price determined by the then current book value of the company. This type of financial instrument may be a first of its kind, and provides Life USA with a unique type of flexibility in its financial planning that few, if any, companies have.

         If the price at which Allianz Life would purchase Life USA stock, calculated at 250 percent of the then current book value, is more than 200 percent of the current market price at the time the stock is tendered, Allianz Life can decline to purchase the stock. However, in such an event, Life USA may require Allianz Life to purchase a convertible debenture for a like amount of capital. The convertible debenture includes a 10 year term, interest only payments for the first five years, interest at a rate equal to the 10 year U.S. treasury bond, at the time of issue, conversion at 200 percent of the market price at issue, and a mandatory conversion provision at 80 percent of the conversion price.

         In conjunction with this agreement, Life USA announced that in 1998 its primary subsidiary, LifeUSA Insurance Company, will increase the retention of its annuity business from 25 to 30 percent. The company also said that LifeUSA Insurance Company will increase the retention of its life business from 25 to 75 percent. Life USA expects that the change in retention

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will have minimal impact on 1998 earnings, yet has the potential to add significant future value to the company. The company also indicated that as the new capital becomes available from Allianz Life, it will review levels of retention, and may, from time to time, increase those levels if such action would enhance the future value of the company. While the companies have signed a definitive agreement, closing is dependent upon certain regulatory approvals, which are anticipated to be received within 30 days.

         Allianz Life is a leading provider of life, health, and annuity products through independent distribution networks and financial institutions in the U.S. and Canada. Allianz Life is wholly-owned by Allianz of America, Inc., the holding company for the North American operations of Allianz AG, an international insurance organization headquartered in Munich, Germany. The Allianz Group is ranked as one of the five largest insurers in the world.

         Life USA Holding, Inc. is a national financial services holding and marketing company based in Minneapolis. Its primary subsidiary, LifeUSA Insurance Company, is represented by over 130 marketing organizations nationwide. Life USA Holding, Inc. common stock trades on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol LUSA.

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         Statements other than historical information contained in this press release are considered forward-looking and involve a number of risks and uncertainties. In addition to the factors discussed in this press release, there are other factors that could cause actual results to differ materially from expected results including, but not limited to, development and acceptance of new products, impact of changes in federal and state regulation, dependence upon key personnel, changes in interest rates generally and credited rates on the new business retained or assumed by LifeUSA, the level of premium production, competition and other risks described from time to time in Life USA's Securities and Exchange Commission filings including, but not limited to, the Form 10-K, copies of which are available from the Company without charge.